Exhibit 16.1

March 30, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have reviewed Item 4.01 and 4.02 of Zhongtian Mould Technologies, Inc.’s Form 8-K dated March 30, 2011 filed with the Securities and Exchange Commission, and we are in agreement with the statements concerning our firm in those paragraphs.

Regards,

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas